THE L.S. STARRETT COMPANY

	THIS FIRST AMENDMENT (this "Amendment") is entered into as of March 1, 2004, to be effective as of December 27, 2003 (the "Effective Date"), by and among THE L.S. STARRETT COMPANY, a Massachusetts corporation with its chief executive office at 121 Crescent Street, Athol, Massachusetts 01331 (the "Borrower") and Fleet National Bank, as Agent (the "Agent"), and in its capacity as a Lender ("Fleet Bank") under the Credit Agreement, as defined below, having its principal place of business at 100 Federal Street, Boston, Massachusetts 02110. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as defined below.

R E C I T A L S

	WHEREAS, the Borrower, the Agent and Fleet Bank have previously entered into a Credit Agreement dated as of June 13, 2000 (the "Credit Agreement");

	WHEREAS, the Borrower has requested certain modifications to the Credit Agreement and Fleet Bank has agreed to permit such modifications to the Credit Agreement on the terms set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and the mutual benefits to be derived by the Borrower and Fleet Bank from a continuing relationship under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

	A.  Amendments to Credit Agreement.

1. The following defined terms appearing in Section 1.01 of the Credit Agreement are hereby amended as follows:

"Net Income" means, as applied to any Person for any period, the aggregate amount of net income (or loss) of such Person, after taxes, for such period, as determined in accordance with GAAP.

"Revolving Credit Commitment" means, (a) in the aggregate, $15,000,000; and (b) for each Lender, $15,000,000 multiplied by the percentage set forth below for such Lender:

Fleet National Bank				100%

, as such amount may be from time to time be adjusted pursuant to Sections 2.07, 2.08 of 9.08.

"Revolving Credit Termination Date" means the earlier of
(i) September 13, 2005, and (ii) the date of any acceleration of the Loans pursuant to Section 6.01.

2. Section 1.01 of the Credit Agreement is hereby further amended by adding the following new defined terms alphabetically:

"Applicable Margin" means as of any date, for the period commencing on March 1, 2004 and ending on the first (1st)
Business Day after the delivery to Lender of the financial statements required to be delivered pursuant to
Section 5.01(b) for the first full fiscal quarter of Borrower ending after the date of this Agreement (the
"Initial Period"), the applicable per annum percentage set forth below for Level III, and thereafter the applicable percentage set forth below:

Level
Sales Ratio
LIBOR Loans
Prime Rate Loans

I
15.0%
0.50%
0.00%

II
10.0% <15.0%
1.00%
0.00%

III
5.0% <10.0%
1.50%
0.00%

IV
<5.0%
2.00%
0.00%

For purposes of calculating the Applicable Margin after the Initial Period, the Applicable Margin shall be based on the Sales Ratio reflected on Borrower's consolidated financial statements most recently delivered to Lender pursuant to
Section 5.01(b) for each fiscal quarter of Borrower, with any change in the Applicable Margin resulting therefrom to be effective as of the first (1st) Business Day following the delivery by Borrower to Lender of the financial statements for such fiscal period. In the event that the financial statements required to be delivered pursuant to
Section 5.01(b) are not delivered when due, then (i) during the period from the date on which such financial statements were required to be delivered until the first (1st) Business Day after the date on which they actually are delivered, the "Applicable Margin" shall be deemed to be the highest percentage set forth in the above table, and
(ii) thereafter, any change in the Applicable Margin resulting therefrom shall be effective retroactively from the date such financial statements were due. In the event that the Applicable Margin which is calculated based on Borrower's unaudited financial statements for the last fiscal quarter of any fiscal year of Borrower delivered pursuant to Section 5.01(b) is different than the Applicable Margin which is calculated based on Borrower's audited financial statements delivered pursuant to
Section 5.01(a) for such year, then the Applicable Margin shall be adjusted retroactively for such quarter, and
(i) upon demand by Lender, Borrower shall pay to Lender any amount owing by Borrower as a result of such adjustment, or
(ii) if any amount is owed to Borrower, as a result of such adjustment, such amount shall be credited against accrued interest on the Loans.

"Consolidated Net Sales" means for any period, the net sales of Borrower and its Consolidated Subsidiaries determined on a consolidated basis, as determined in accordance with GAAP.

"Sales Ratio" means, as applied to Borrower for any period, the ratio of Consolidated EBITDA to Consolidated Net Sales, expressed as a percentage.

2. Section 2.05(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a) Reserved.

3. Section 5.03 of the Credit Agreement is hereby amended in its entirety to read as follows:

SECTION 5.03 Financial Covenants.

(a)  Ratio of Consolidated Total Liabilities to Consolidated
Tangible Net Worth.  The ratio of Consolidated Total
Liabilities to Consolidated Tangible Net Worth will not at any time exceed 1.00 to 1.00.

(b) Minimum Consolidated Tangible Net Worth. Commencing with the Fiscal Quarter ending December 27, 2003, Consolidated Tangible Net Worth will at no time be less than a cumulatively increasing amount equal to the sum of
(i) $145,000,000 plus (ii) 50% of the Consolidated Net Income for each Fiscal Quarter ending March 27, 2004 and thereafter. In determining the minimum Consolidated Tangible Net Worth required by this Section 5.04, any negative Consolidated Net Income, computed cumulatively on an annual basis, shall be excluded.

(c) Fixed Charge Coverage Ratio. At the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending
September 28, 2002, the ratio of (x) Consolidated EBITDA plus certain one time charges related to the investigation of the Borrower's Mt. Airie plant plus, for the period commencing with the fiscal quarter ending on December 27, 2003 and ending with the Fiscal Quarter ending on September 25, 2004, $3,000,000 plus any non-cash charges related to plant and inventory reductions incurred during such Fiscal Quarter, minus the sum of (i) Consolidated Capital Expenditures and (ii) consolidated current taxes to
(y) the sum of (i) Consolidated Interest Expense, and
(ii) the aggregate scheduled principal payments on Consolidated Debt, all for such period and as determined in accordance with GAAP for the four (4) consecutive Fiscal Quarters then ended, shall not have been less than 1.50 to
1.00. The Fixed Charge Coverage Ratio shall be suspended for the Fiscal Quarter ending September 27, 2003.

4. Article V of the Credit Agreement is hereby amended by adding new Sections 5.21 and 5.22 immediately following Section 5.20:

Section 5.21. Minimum Balances. On and after March 1, 2004 and until the certificate required by Section 5.01(c) hereof for the Fiscal Quarter ending December 25, 2004 has been delivered to, and accepted by, the Agent, the Borrower shall maintain cash or marketable securities in deposit or investment accounts with Fleet Bank, or an Affiliate or Fleet Bank, in an aggregate minimum amount of Seven Million Five Hundred Thousand Dollars ($7,500,000).

Section 5.22 Additional Subsidiaries. Concurrently with the creation of any new Consolidated Domestic Subsidiary, the Borrower shall cause such new Consolidated Domestic Subsidiary to execute and deliver a Subsidiary Guaranty in the form attached hereto as
Exhibit 3.01(c), pursuant to which such Consolidated Domestic Subsidiary will become a Guarantor, and such other documents as the Agent may require consistent with the documents specified under
Section 3.01(f), including without limitation, copies of the constituent documents of such Consolidated Domestic Subsidiary and corporate resolutions (or equivalent) authorizing the delivery of such Subsidiary Guaranty, in each case certified as true and correct by an officer of such Consolidated Domestic Subsidiary.

5. Exhibit 2.03 ("Form of Revolving Credit Note"), Exhibit 5.01 ("Form of Covenant Compliance Certificate") and Schedule 4.08 ("List of
Subsidiaries") are hereby deleted and new Exhibit 2.03, Exhibit 5.01 and
Schedule 4.08 attached to this Amendment are substituted in their stead.

B.	Representations and Warranties.  The Borrower represents and warrants to the Agent and Fleet Bank that: (a) the Borrower has the full power and authority to execute, deliver and perform its respective obligations under, the Credit Agreement, as amended by this Amendment,
(b) the execution and delivery of this Amendment has been duly authorized by all necessary action of the Board of Directors of the Borrower;
(c) the representations and warranties contained or referred to in
Article IV of the Credit Agreement are true and accurate in all material respects as of the date of this Amendment; and (d) no Event of Default has occurred and is continuing or will result after giving effect to this Amendment and the transactions contemplated by this Amendment and the Credit Agreement.

C.	Other.

1. This Amendment shall take effect as of the Effective Date upon the receipt by the Agent of:

(i) this Amendment duly executed by the Borrower, the Agent and Fleet Bank;

(ii) $15,000,000 Amended and Restated Revolving Credit Note, substantially in the form attached as Exhibit 2.03 hereto, duly executed by the Borrower;

(iii)	a Bringdown Certificate executed by the Assistant Clerk of
the Borrower with regard to resolutions, organizational matters and officer incumbencies;

(iv)	Good Standing Certificate certified by the Secretary of the
Commonwealth of Massachusetts;

(v) receipt by the Agent of a $15,000 amendment fee; and

(vi) payment of all reasonable costs and expenses (including, without limitation, the reasonable costs and expenses of the Agent's counsel) incurred by the Agent in connection with this Amendment.

	2. This Amendment is executed as an instrument under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflicts of law rules. All parts of the Credit Agreement not affected by this Amendment are hereby ratified and affirmed in all respects, provided that if any provision of the Credit Agreement shall conflict or be inconsistent with this Amendment, the terms of this Amendment shall supersede and prevail. Upon the execution of this Amendment, all references to the Credit Agreement in that document, or in any related document, shall mean the Credit Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of the Credit Agreement, and, except as specifically provided in this Amendment, the Credit Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

IN WITNESS WHEREOF, each of the Borrower, the Agent and Fleet Bank in accordance with Section 9.06 of the Credit Agreement, has caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date set forth in the preamble on page one of this Amendment.

BORROWER:
THE L.S. STARRETT COMPANY
By:/S/Roger U. Wellington, Jr.
Chief Financial Officer and Treasurer

AGENT:
FLEET NATIONAL BANK, as Agent
By:/S/Elise M. Russo
Senior Vice President

LENDER:
FLEET NATIONAL BANK
By:/S/Elise M. Russo
Senior Vice President